UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                     FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1. Name and Address of Reporting Person (Last, First, & Middle)

Blake, Mary E.
904 West Montgomery Street, #4311
Willis, TX 77378

2. Issuer Name and Ticker of Trading Symbol

F10 Oil & Gas Properties, Inc., OTC BB:  FTOG

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


4. Statement for Month / Year

12/02

5.       If Amendment, Date of Original (Month / Year)


6.       Relationship of Reporting Person(s) to issuer (check all applicable)
         [x] Director [x] 10% Owner [x] Officer (give title below) [] Other (specify below) President, Secretary and Director

7. Individual or Joint/Group Filling (check applicable lines) [x] Form filed by One Reporting Person [] Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security

Common stock

2. Transaction Date(Month/Day/Year

12/10/02

2A. Deemed Execution Date. If any (Month/Day/Year)



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3.  Transaction Code

          P  Code
         ---                  --------

4. Securities Acquired (A) or Disposed of (D)

         2,000,000  Amount           A   (A) or (D)    $.01  Price
         -----------                 ----              ------

5. Amount of Securities Beneficially Owned Following Reported Transaction(s)

2,012,980

6. Ownership Form: Direct (D) or Indirect (I)

         D        Direct                    Indirect
         ---------                  --------

7. Nature of Indirect Beneficial Ownership.


  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security

2. Conversion or Exercise Price of Derivative Security

3. Transaction Date (Month/Day/Year

3A. Deemed Execution Date, If any (Month/Day/Year)

4. Transaction Code

                  Code                      V
         ---------                  --------

5. Number of Derivative Securities Acquired (A) or Disposed of (D)

                  Acquired (A)                     Disposed (D)
         ---------                          -------

6. Date Exercisable and Expiration Date (Month/Day/Year)

                    Date Exercisable                            Expiration Date
         -----------                          ------------------

7. Title and Amount of Underlying Securities

                    Title                          Amount or number of Shares
         -----------                 --------------

8. Price of Derivative Security


9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s)


10. Ownership Form of Derivative Securities Beneficially Owned at End of Month.


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11. Nature of Indirect Beneficial Ownership.


Explanation of Responses:



/s/ Mary E. Blake                                    February 27, 2003
------------------------------------                 ---------------------------
Signature of Reporting Person                                 Date


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